                               NEXSAN CORPORATION

                       RESTRICTED STOCK PURCHASE AGREEMENT

     Unless otherwise defined herein, capitalized terms defined in the 2001 Stock Plan (the "Plan") of Nexsan Corporation (the "Company") shall have the same meanings when used in this Restricted Stock Purchase Agreement (the "Agreement").

I.   NOTICE OF GRANT OF STOCK PURCHASE RIGHT

     BEECHTREE CAPITAL, LLC ( the "Purchaser")

     You have been granted the right to purchase Common Stock of the Company, subject to the terms and conditions of this Agreement (the "Agreement"), as follows:

         Grant Number                                         5
                                                              -
         Date of Grant
                                                              -------
         Exercise Price Per Share                             $0.66
                                                              -----
         Total Number of Shares Subject to This Stock
         Purchase Right ("Shares")                            500,000
                                                              -------

Non-Transferability of Stock Purchase Right.

     This Stock Purchase Right may not be transferred in any manner and may be exercised only by Purchaser. The terms of the Plan and this Agreement shall be binding upon successors and assigns of the Purchaser.

II.  AGREEMENT

     1. Sale of Stock. The Company hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase the number of Shares set forth above in the Notice of Grant of Stock Purchase Right, at the exercise price per share set forth in the Notice of Grant of Stock Purchase Right (the "Exercise Price"), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 14(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.

     2. Payment of Purchase Price. Purchaser herewith (i) delivers to the Company the aggregate Exercise Price for the Shares by promissory note ("Note") in the form of Exhibit A hereto, (ii) pledges the Shares to the Company to secure the Note pursuant to a Pledge

Agreement in the form of Exhibit B attached hereto and (iii) assigns the Shares pursuant to an Assignment Separate From Certificate in the form of Exhibit B-1.

     3. Purchaser's Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended, at the time this Stock Purchase Right is exercised, the Purchaser shall, if required by the Company, concurrently with the exercise of all or any portion of this Stock Purchase Right, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit C.

     4. Repurchase Option.

          (a) In the event the Purchaser's continuous status as an independent consultant ("Service Provider") terminates for any or no reason (including death or Disability), the Company shall, upon the date of such termination (as reasonably fixed and determined by the Company), have an irrevocable, exclusive option (the "Repurchase Option") for a period of sixty (60) days from such date to repurchase up to that number of shares which constitute the Unvested Shares (as defined in Section 5) at the Exercise Price per share, plus interest at the rate of interest set forth in the Note (the "Repurchase Price").

          (b) The Repurchase Option shall be exercised by the Company by delivering written notice to the Purchaser or the Purchaser's executor (with a copy to the Escrow Holder (as defined in Section 7)) and, at the Company's option, (i) by delivering to the Purchaser or the Purchaser's executor a check in the amount of the aggregate Repurchase Price, or (ii) by the Company canceling an amount of the Purchaser's indebtedness to the Company equal to the aggregate Repurchase Price, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such aggregate Repurchase Price. Upon delivery of such notice and the payment of the aggregate Repurchase Price in any of the ways described above, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unvested Shares being repurchased by the Company.

          (c) Whenever the Company shall have the right to repurchase the Unvested Shares hereunder, the Company may designate and assign one or more employees, officers, directors or shareholders of the Company or other persons or organizations to exercise all or a part of the Company's Repurchase Option to purchase all or a part of the Unvested Shares. If the Fair Market Value of the Unvested Shares to be repurchased on the date of such designation or assignment (the "Repurchase FMV") exceeds the aggregate Repurchase Price of the Unvested Shares, then each such designee or assignee shall pay the Company cash equal to the difference between the Repurchase FMV and the aggregate Repurchase Price of Unvested Shares to be purchased.

          (d) If the Company or its assignee does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within sixty
(60) days following Purchaser's termination as a Service Provider, the Repurchase Option shall terminate.

     5. Release of Shares From Repurchase Option (Vesting).

          (a) All of the Shares purchased pursuant to this Agreement shall be released from the Repurchase Option (sometimes hereafter referred to as "vest" or "vesting") on January 1, 2002.

          (b) Any of the Shares which have not yet been released from the Company's Repurchase Option are referred to herein as "Unvested Shares."

          (c) In the event that Purchaser's relationship as a Service Provider with the Company shall terminate prior to the vesting of all Shares purchased under this Agreement all Unvested Shares shall cease to vest pursuant to this Agreement.

     6. Restriction on Transfer. Except for the escrow described in Section 7 of this Agreement or transfer of the Shares to the Company or its assignees contemplated by this Agreement or the Pledge Agreement (in the form attached hereto as Exhibit B), none of the Shares or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the release of such Shares from the Company's Repurchase Option in accordance with the provisions of this Agreement.

     7.    Escrow of Shares.

          (a) To ensure the availability for delivery of the Purchaser's Unvested Shares upon exercise of the Repurchase Option by the Company, the Purchaser shall, upon execution of this Agreement, deliver and deposit with an escrow holder designated by the Company (the "Escrow Holder") and reasonably acceptable to the Purchaser the share certificates representing the Unvested Shares, together with the Assignment Separate from Certificate (the "Stock Assignment") duly endorsed in blank, in the form attached hereto as Exhibit D. The Unvested Shares and Stock Assignment shall be held by the Escrow Holder, pursuant to the Joint Escrow Instructions of the Company and Purchaser in the form attached as Exhibit E hereto, until such time as the Company's Repurchase Option expires.

          (b) The Escrow Holder shall not be liable for any act it may do or omit to do with respect to holding the Unvested Shares in escrow and while acting in good faith and in the exercise of its judgment.

          (c) If the Company or any assignee exercises its Repurchase Option hereunder, the Escrow Holder, upon receipt of written notice of such option exercise from the proposed transferee, shall take all steps necessary to accomplish such transfer.

          (d) When the Repurchase Option has been exercised or expires unexercised, and a portion of the Shares has been released from such Repurchase Option, the Escrow Holder shall promptly upon request, but not more frequently than once each year, cause a new certificate to be issued for such released Shares and shall deliver such certificate to the Company or the Purchaser, as the case may be.

          (e) Subject to the terms hereof, the Purchaser shall have all the rights of a shareholder with respect to such Shares while they are held in escrow, including without limitation, the right to vote the Shares and receive any cash dividends declared thereon. If, from time to time during the term of the Company's Repurchase Option, there is (i) any stock dividend, stock split or other change in the Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which the Purchaser is entitled by reason of the Purchaser's ownership of the Shares shall be immediately subject to this escrow, deposited with the Escrow Holder and included thereafter as "Shares" for purposes of this Agreement and the Company's Repurchase Option.

          8. Company's Right of First Refusal. Before any Shares held by Purchaser or any transferee (either being sometimes referred to herein as the "Holder") may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section (the "Right of First Refusal").

          (a) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the "Notice") stating: (i) the Holder's bona fide intention to sell or otherwise transfer such Shares;
     (ii) the name of each proposed purchaser or other transferee ("Proposed Transferee"); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the "Offered Price"), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

          (b) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all or part of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection
     (c) below.

          (c) Purchase Price. The purchase price ("Purchase Price") for the Shares purchased by the Company or its assignee(s) under this Section shall be (i) the Offered Price in the case of Shares that are vested or (ii) in the case of Shares that are Unvested Shares, the lower of the Offered Price or the Repurchase Price as defined in Section 4(a) hereof. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

          (d) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), (i) by cash or check, (ii) by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or (iii) by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

          (e) Holder's Right to Transfer. If Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Shares, that are not repurchased by the Company, to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within one hundred twenty (120) days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

          (f) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the date of the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the 1933 Act.

     9. Restrictive Legends; Stop-Transfer Orders; Refusal to Transfer.

          (a) Purchaser understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by applicable state or federal securities laws:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A RIGHT OF FIRST REFUSAL, AND A REPURCHASE OPTION

          HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS, RIGHT OF FIRST REFUSAL AND REPURCHASE OPTION ARE BINDING ON TRANSFEREES OF THESE SHARES.

          (b) Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

          (c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

     10. Lock-Up Period. Purchaser hereby agrees that, if so requested by the Company or any representative of the underwriters (the "Managing Underwriter") in connection with any registration of the offering of any securities of the Company under the Securities Act, Purchaser (or any transferee under Section 8 of this Agreement) shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such shorter period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the "Market Standoff Period") following the effective date of a registration statement of the Company filed under the Securities Act. Such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

     11. Tax Consequences. Set forth below is a brief summary as of the date of grant of this Stock Purchase Right of some of the federal tax consequences of exercise of this Stock Purchase Right and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.

          (a) Exercise of Stock Purchase Right. Generally, no income will be recognized by Purchaser in connection with the exercise of the stock purchase right for shares subject to the Repurchase Option, unless an election under
Section 83(b) of the Code is filed with the Internal Revenue Service within 30 days of the date of exercise of the right to purchase stock. The form for making this election is attached as Exhibit F hereto. Otherwise, as the Company's repurchase right lapses, Purchaser will recognize compensation income in an amount equal to the difference between the Fair Market Value of the stock at the time the Company's repurchase right lapses and the amount paid for the stock, if any (the "Spread"). If Purchaser is a Service Provider or former Service Provider, the Spread will be subject to tax withholding by the Company, and the Company will be entitled to a tax deduction in the amount at the time the Purchaser recognizes ordinary income with respect to a Stock Purchase Right.

          (b) Disposition of Shares. Upon disposition of the Shares, any gain or loss is treated as capital gain or loss. If the Shares are held for more than one year, any gain realized on disposition of the shares will be treated as long-term capital gain for federal income tax purposes. Long-term capital gains are grouped and netted by holding periods. Net capital gains on assets held for more than 12 months is capped at 20%. Capital losses are allowed in full against capital gains, and up to $3,000 against other income.

          THE PURCHASER ACKNOWLEDGES THAT IT IS THE PURCHASER'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PURCHASER'S BEHALF.

     12. No Guarantee of Continued Service. PURCHASER ACKNOWLEDGES AND AGREES THAT THE RELEASE OF SHARES FROM THE REPURCHASE OPTION OF THE COMPANY PURSUANT TO PARAGRAPH 5 HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS SERVICE PROVIDER (NOT THROUGH THE ACT OF BEING HIRED OR PURCHASING SHARES HEREUNDER). PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL.

     13. Notices. Any notice, demand or request required or permitted to be given by either the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and may be delivered by hand, by nationally recognized private courier, or by certified mail. Notices delivered by hand or by nationally recognized private courier shall be deemed given when delivered personally to the addressee or to the courier, or if given by certified mail when deposited in the U.S. mail, certified and with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

     Any notice to the Escrow Holder shall be sent to the Company's address with a copy to the other party not sending the notice.

     14. No Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

     15. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Purchaser its successors and assigns.

     16. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Purchaser or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

     17. Governing Law; Severability. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of New York.

     18. Entire Agreement. The Plan is incorporated herein by reference. This Agreement (including the exhibits referenced herein), the Plan and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser's interest except by means of a writing signed by the Company and Purchaser.

     By Purchaser's signature below, Purchaser represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Purchaser has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Purchaser agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Purchaser further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant of Stock Purchase Right.




BEECHTREE CAPITAL, LLC                            NEXSAN CORPORATION

     Address:                                          Address:

1 Rockefeller Plaza                               C/o Beechtree Capital, Ltd.
Suite 1600                                        1 Rockefeller Plaza
New York, NY 10020                                Suite 1600
                                                  New York, NY 10020


By:/s/ George Weiss                               By: /s/ Martin Boddy
------------------------------                    -----------------------------

  Name Printed: George Weiss                        Name Printed: Martin Boddy
  Title:   Managing Member                          Title:   CEO

                                 PROMISSORY NOTE

$330,000                                                     January 4, 2001
                                                          New York, New York

     FOR VALUE RECEIVED, the undersigned, BEECHTREE CAPITAL, LLC, (the "Payor"), with an address at 1 Rockefeller Plaza, Suite 1600, New York, NY 10020, promises to pay to the order of Nexsan Corporation, a Delaware corporation ("Payee") with offices at c/o Beechtree Capital Ltd., 1 Rockefeller Plaza, Suite 1600, New York, NY 10020, the principal amount of Three Hundred and Thirty Thousand ($330,000) Dollars, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts, together with interest thereon at the rate of 5.61% per annum. Interest accrued hereunder shall be due and payable on the stated or any accelerated maturity date, and the principal amount hereof, together with all accrued but unpaid interest thereon, shall be paid on the third anniversary of the date hereof.

     This Note is issued by the Payor as payment in connection with the purchase by the Payor of five hundred thousand (500,000) shares of the common stock ("Common Stock") of the Payee pursuant to a Restricted Stock Purchase Agreement dated the date hereof and is entitled to the benefits thereof.

     1.   Events of Default.

     a. Upon the occurrence of any of the following events (hereinafter called "Events of Default") which shall have occurred and be continuing:

          (i) The Payor shall default in any payment of principal or interest due under this Note and fail to cure such default within ten days after notice thereof;

          (ii) (1) The Payor shall commence any proceeding or other action relating to him in bankruptcy or seek readjustment of his debts, receivership, composition or any other relief under the Bankruptcy Act, as amended, or under any other insolvency, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or (2) the Payor shall admit the material allegations of any petition or pleading in connection with any such proceeding; or (3) the Payor makes a general assignment for the benefit of his creditors;

          (iii) (1) The commencement of any proceedings or the taking of any other action against the Payor in bankruptcy or seeking the reorganization, arrangement or readjustment of his debts, or any other relief under the Bankruptcy Act, as amended, or under any other insolvency, readjustment of debt or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or (2) the issuance of a warrant of attachment, execution or similar process against substantially all of the property of the Payor and the continuance of such event for thirty
          (30) days undismissed, unbonded and undischarged; or

          (iv) (1) The Payor voluntarily elects to terminate his or her consulting agreement with, or his or her arrangement for the provision of services to, the Payee, or (2) the Payee elects to terminate the Payor's consulting agreement for Cause, as such term is defined in the

     Option Plan, then, and in any such event, the Payee may, by written notice to the Payor, declare the entire unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, due and payable, and the same shall forthwith become due and payable upon without presentment, demand, protest, or other notice of any kind, all of which are expressly waived.

          b. Non-Waiver and Other Remedies. No course of dealing or delay on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver thereof or otherwise prejudice the rights of the holder of this Note. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

     2. Security.

          (a) Pledge Agreement. This Note is secured by a Pledge Agreement between the Payor and the Payee, dated of even date herewith (the "Pledge Agreement"), pursuant to which the Payor has pledged the Common Stock as collateral for payment hereunder.

          (b) Recourse. No recourse under or upon any obligation, covenant or agreement of this Note, or for any claim based hereon or otherwise in respect hereof, shall be had against the Payor or his assigns, except (i) for accrued and unpaid interest, and (ii) in the event the amount actually applied to the payment of principal of this Note after payment of costs and expenses and accrued but unpaid interest hereon upon any sale by the Payee of the Common Stock (or any other collateral held as security for this Note) pursuant to
Section 3 of the Pledge Agreement, or otherwise, is less than the original principal amount hereof, then this Note shall be with recourse to the Payor as to accrued and unpaid interest hereon, and to not more than thirty three and one-third percent (33 1/3 %) of the principal remaining unpaid immediately prior to such application.

     3. Prepayment. The indebtedness evidenced by this Note may be prepaid by the Payor at any time in whole or in part from time to time, without premium or penalty, provided that any prepayment of any portion of the outstanding principal amount hereof shall be accompanied by all accrued but unpaid interest thereon.

     4. Lost Documents. Upon receipt by the Payor of evidence reasonably satisfactory to him of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to him, and upon reimbursement to the Payor of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Payor will make and deliver to the Payee in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of this Note.

     5. No Presentment, etc. The Payor and any endorsers, sureties and guarantors of this Note waive presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices to which they may be entitled.

     6. Miscellaneous.

          a. Parties in Interest. All covenants, agreements and undertakings in this Note by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto whether so expressed or not.

          b. Notices. All notices, requests, consents and demands shall be made in writing and shall be sent, and deemed delivered, in the manner prescribed in Paragraph 12 of the Pledge Agreement.

          c. Waiver. The failure of the Payee to exercise any right or remedy granted to him hereunder on any one or more instances, shall not constitute a waiver of any default by the Payee, and all such rights and remedies shall remain continuously in force. No delay or omission in the exercise or enforcement by the Payee of any rights or remedies shall be construed as a waiver of any right or remedy of the Payee; and no exercise or enforcement of any such right or remedy shall be held to exhaust any other right or remedy of the Payee.

          d. Illegality. If any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          e. Amendment. This Note may not be changed orally, but only by an instrument in writing duly executed by the party against which enforcement of any waiver, change, modification or discharge is sought.

          f. Construction. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

     IN WITNESS WHEREOF, this Note has been executed and delivered by the Payor on the date specified above.

                                           By:   /s/ George Weiss

                                              Name: George Weiss, as Payor
                                                    ------------
                                              Title:   Managing Member
                                                       ---------------


ACCEPTED:

NEXSAN CORPORATION

By: /s/ Martin Boddy
    Name: Martin Boddy
          ------------
    Title: CEO
          ------------